For Immediate Release

Builders FirstSource Reports First Quarter 2023 Results

Net sales of $3.9 billion, a decrease of 31.6%

Net income of $333.8 million

Earnings per diluted share of $2.41 per share

Adjusted EBITDA of $631.7 million at a margin of 16.3%

Repurchased 7.5 million common shares totaling $627.6 million, a 5.4% reduction of shares outstanding

May 3, 2023 (Dallas, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales decreased 31.6% to $3.9 billion driven by declining single-family starts and commodity deflation, partially offset by growth from acquisitions and one additional selling day.
•
Gross profit margin percentage increased 300 basis points to 35.3% primarily driven by increased Multi-Family value-added product category mix.
•
Net income decreased 47.8% to $333.8 million, or $2.41 per diluted share compared to $3.56 in the prior year period, and adjusted net income decreased 41.5% to $410.3 million, or $2.96 per diluted share compared to $3.90 in the prior year period.
•
Adjusted EBITDA decreased 36.9% to $631.7 million, mainly driven by a decline in net sales and commodity deflation. Adjusted EBITDA margin declined by 130 basis points to 16.3%.
•
Cash provided by operating activities was $654.4 million, up $474.6 million compared to the prior year period, while free cash flow was $554.5 million, up $423.0 million compared to the prior year period.
•
Strong quarter-end balance sheet with liquidity of $1.4 billion and a net debt to LTM Adjusted EBITDA ratio of 0.8x.
•
Repurchased 7.5 million shares of common stock at an average price of $83.17 for $627.6 million, inclusive of fees and taxes.

“We are proud of our results for the first quarter given the challenging macro backdrop. We were able to exceed our forecasts through the strength of our product portfolio, continued execution of our strategic priorities, and the tireless effort of our team members,” commented Dave Rush, CEO of Builders FirstSource. “Our best-in-class end market exposure and distribution footprint, in addition to our unrelenting focus on operational excellence, are guiding us through this complex operating environment. We remain committed to enhancing our customer relationships by being the easiest to do business with. Our continued investments in value-added products, productivity initiatives, and digital solutions all work to reduce cycle times and costs, making homebuilding more affordable and efficient. Given our differentiated platform, experienced management team, and clear focus on delivering value-added solutions to our customers, we are well-positioned to outperform.”

Mr. Rush continued, “In addition to our focus on profitable organic growth and improving mix, we remain committed to growing through accretive acquisitions. Our recent tuck-in acquisitions allow us to further expand our value-added offerings and reach a more diverse customer base in what we consider to be very attractive markets.”

Peter Jackson, CFO of Builders FirstSource, added, “I am pleased with our results in the first quarter. We generated free cash flow of approximately $554.5 million as we leveraged our best-in-class operating platform and extended our track record of effective cost containment and working capital management. We remain disciplined stewards of capital, making another valuable acquisition, and repurchasing $627.6 million of shares during the quarter while maintaining a strong balance sheet and substantial financial flexibility. As we continue to see the benefits of our transformed business, I am increasingly confident that our long-term normalized gross margin percentage is now at 28% or higher versus our previous expectation of 27% or higher. We also believe that we can sustain a double-digit Adjusted EBITDA margin this year. Looking forward, we believe our robust financial position, industry-leading products and solutions, and reputation for providing excellent customer service will allow us to successfully navigate macro volatility and position ourselves for above market growth in the years to come.”

Financial Performance Highlights - First Quarter 2023 Compared to First Quarter 2022

Net Sales

•
Net sales for the period were $3.9 billion, a 31.6% decrease amid a weaker housing environment and commodity deflation of 11.8%, partially offset by acquisitions contributing 5.5% growth and one additional selling day contributing 1.0%. Core organic sales declined by 26.3%.
•
Core organic sales in value-added products decreased 16.9%.
•
Core organic sales for Single-Family decreased 34.1%, Multi-Family increased 11.5%, and Repair and Remodel (“R&R”)/Other increased 3.1%.

Gross Profit

•
Gross profit was $1.4 billion, a decrease of 25.2% compared to the prior year period. The gross profit margin percentage increased 300 basis points to 35.3%, primarily driven by increased Multi-Family value-added product category mix.

Selling, General and Administrative Expenses

•
SG&A was $904.2 million, a decrease of approximately $64.4 million, or 6.6%, driven primarily by lower variable compensation due to lower volume, partially offset by additional expenses from operations acquired within the last twelve months. As a percentage of net sales, total SG&A increased by 630 basis points to 23.3% primarily attributable to decreased leverage to net sales.

Interest Expense

•
Interest expense increased $0.8 million to $42.1 million, primarily due to higher outstanding debt balances and higher interest rates.

Income Tax Expense

•
Income tax expense was $91.3 million, compared to $182.9 million in the prior year period, and the effective tax rate in the first quarter decreased 70 basis points to 21.5% year-over-year.

Net Income

•
Net income was $333.8 million, or $2.41 earnings per diluted share, compared to net income of $639.6 million, or $3.56 earnings per diluted share, in the same period a year ago.

Adjusted Net Income

•
Adjusted net income was $410.3 million, or $2.96 adjusted earnings per diluted share, compared to adjusted net income of $700.8 million, or $3.90 adjusted earnings per diluted share, in the same period a year ago. The 41.5% decrease in adjusted net income was primarily driven by a decrease in net sales amid a slowing housing environment and commodity deflation.

Adjusted EBITDA

•
Adjusted EBITDA decreased 36.9% to $631.7 million, primarily driven by lower net sales including a decline in core organic products amid a slowing housing market and commodity deflation.
•
Adjusted EBITDA margin declined by 130 basis points from the prior year period to 16.3%.

Capital Structure, Leverage, and Liquidity Information

•
For the three months ended March 31, 2023, cash provided by operating activities was $654.4 million, and cash used in investing activities was $178.9 million. The Company’s free cash was an inflow of $554.5 million.
•
Liquidity as of March 31, 2023 was $1.4 billion, consisting of $1.2 billion in net borrowing availability under the revolving credit facility and approximately $0.2 billion of cash on hand.
•
As of March 31, 2023, LTM Adjusted EBITDA was $4.0 billion and net debt was $3.1 billion, resulting in the net debt to LTM Adjusted EBITDA ratio decreasing to 0.8x, compared to 0.9x in the prior year period.
•
In the first quarter, the Company repurchased approximately 7.5 million shares of its common stock at an average price of $83.17 per share for $627.6 million, inclusive of fees and taxes.
•
In addition, the Company repurchased approximately 3.8 million shares in April 2023 for $348.4 million at an average price of $91.90 per share, inclusive of estimated fees and taxes. The Company has completed its expanded share repurchase authorization from November 2022 totaling approximately $1.5 billion.
•
Since the inception of our buyback program in August 2021, the Company has repurchased approximately 80.7 million shares of its common stock, or approximately 39.1% of its total shares outstanding, at an average price of $65.84 per share for a total cost of $5.3 billion. As of April 28, 2023, shares outstanding were approximately 128 million.
•
In April, the Board of Directors approved a share repurchase authorization in the amount of $1 billion of the Company's common shares.

Operational Excellence Productivity

•
In the first quarter, the Company delivered approximately $34 million in productivity savings.
•
The Company continues to believe it can deliver $90 million to $110 million in productivity savings in 2023.

Q2 2023 Company Guidance

The Company expects challenging conditions in housing amid elevated mortgage rates and general uncertainty in economic conditions that may significantly impact the business. As a result, the Company is not currently providing guidance for the full year 2023 but will continue to reassess each quarter.

For the second quarter of 2023, the Company expects to achieve the financial performance highlighted below. Projected net sales and Adjusted EBITDA include the expected benefit of price, commodity, and margin impacts for Q2 2023.

•
Net Sales to be in a range of $4.0 billion to $4.2 billion.
•
Adjusted EBITDA to be in a range of $525 million to $575 million.
•
Adjusted EBITDA margin to be in a range of 13.1% to 13.7%.

2023 Full Year Assumptions

The Company’s anticipated 2023 performance is based on several assumptions for the full year, including the following:

•
Total capital expenditures in the range of $325 million to $375 million.
•
Interest expense in the range of $150 million to $170 million.
•
An effective tax rate of 23.0% to 25.0%.
•
Depreciation and amortization expenses in the range of $525 million to $575 million, including approximately $160 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $220 million and total amortization projected to be $325 million.
•
No change in selling days in 2023 versus 2022.
•
Productivity savings in the range of $90 million to $110 million.

Conference Call

Builders FirstSource will host a conference call and webcast on Wednesday, May 3, 2023, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Rush, Chief Executive Officer, and Peter Jackson, Chief Financial Officer.

To participate in the teleconference, please dial into the call a few minutes before the start time: 800-225-9448 (U.S. and Canada) and 203-518-9708 (international), Conference ID: BLDRQ123. A replay of the call will be available at 12:00 p.m. Central Time through Wednesday, May 10, 2023. To access the replay, please dial 800-839-2434 (U.S. and Canada) or 402-220-7211 (international). The live webcast and archived replay can also be accessed on the Company's website at www.bldr.com under the Investors section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 42 states with over 550 locations and have a market presence in 47 of the top 50 and 86 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the continuing COVID-19 pandemic and its impact on the economy, the Company’s acquisitions and continued ability to identify and consummate attractive acquisitions, the Company’s growth strategies, including gaining market share and its digital strategies, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, which in turn is dependent on economic conditions, lumber prices and the economy, including interest rates, inflation and labor and supply shortages. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2023	2022
Net sales	$3,883,314	$5,681,131
Cost of sales	2,511,914	3,848,758
Gross margin	1,371,400	1,832,373
Selling, general and administrative expenses	904,217	968,568
Income from operations	467,183	863,805
Interest expense, net	42,108	41,314
Income before income taxes	425,075	822,491
Income tax expense	91,289	182,851
Net income	$333,786	$639,640

Net income per share:
Basic	$2.44	$3.61
Diluted	$2.41	$3.56
Weighted average common shares:
Basic	137,074	177,120
Diluted	138,412	179,546

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$333,786	$639,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136,549	111,946
Deferred income taxes	(21,469)	(7,398)
Stock-based compensation expense	11,026	8,841
Other non-cash adjustments	1,645	2,037
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	108,561	(549,712)
Inventories	101,745	(561,813)
Contract assets	7,583	(33,081)
Other current assets	8,143	(27,860)
Other assets and liabilities	1,734	407
Accounts payable	139,545	470,198
Accrued liabilities	(174,994)	93,237
Contract liabilities	527	33,380
Net cash provided by operating activities	654,381	179,822
Cash flows from investing activities:
Cash used for acquisitions	(78,970)	—
Purchases of property, plant and equipment	(105,645)	(50,475)
Proceeds from sale of property, plant and equipment	5,755	2,140
Net cash used in investing activities	(178,860)	(48,335)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,267,000	1,906,000
Repayments under revolving credit facility	(1,050,000)	(1,738,000)
Proceeds from long-term debt and other loans	—	301,500
Repayments of long-term debt and other loans	(1,048)	(827)
Payments of loan costs	(1,180)	(6,416)
Exercise of stock options	315	420
Repurchase of common stock	(626,646)	(354,965)
Net cash (used in) provided by financing activities	(411,559)	107,712
Net change in cash and cash equivalents	63,962	239,199
Cash and cash equivalents at beginning of period	80,445	42,603
Cash and cash equivalents at end of period	$144,407	$281,802

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$144,407	$80,445
Accounts receivable, less allowances of $58,993 and $67,980 at March 31, 2023 and December 31, 2022, respectively	1,429,939	1,448,139
Other receivables	144,605	234,966
Inventories, net	1,336,163	1,426,196
Contract assets	176,116	183,700
Other current assets	116,059	124,201
Total current assets	3,347,289	3,497,647
Property, plant and equipment, net	1,605,575	1,567,631
Operating lease right-of-use assets, net	484,710	485,704
Goodwill	3,495,355	3,456,854
Intangible assets, net	1,493,049	1,550,944
Other assets, net	50,938	36,380
Total assets	$10,476,916	$10,595,160
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$938,938	$803,479
Accrued liabilities	593,422	739,009
Contract liabilities	194,195	193,178
Current portion of operating lease liabilities	100,946	100,758
Current maturities of long-term debt	4,430	6,355
Total current liabilities	1,831,931	1,842,779
Noncurrent portion of operating lease liabilities	403,812	404,463
Long-term debt, net of current maturities, discounts and issuance costs	3,194,428	2,977,842
Deferred income taxes	248,191	269,660
Other long-term liabilities	141,322	137,850
Total liabilities	5,819,684	5,632,594
Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 131,767 and 138,864 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	1,318	1,389
Additional paid-in capital	4,246,151	4,257,667
Retained earnings	409,763	703,510
Total stockholders' equity	4,657,232	4,962,566
Total liabilities and stockholders' equity	$10,476,916	$10,595,160

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(in millions)	2023	2022	2023
Reconciliation to Adjusted EBITDA:
GAAP net income	$333.8	$639.6	$2,443.5
Acquisition and integration expense	16.1	14.8	78.4
Debt issuance and refinancing cost (1)	-	-	27.4
Amortization expense	84.6	65.7	321.4
Tax-effect of adjustments to net income	(24.2)	(19.3)	(102.5)
Adjusted net income	$410.3	$700.8	$2,768.2
Weighted average diluted common shares	138.4	179.5
Diluted adjusted net income per share:	$2.96	$3.90
Reconciling items:
Depreciation expense	$52.0	$46.2	$200.3
Interest expense, net	42.1	41.3	171.8
Income tax expense	115.5	202.2	833.4
Stock compensation expense	11.0	8.8	33.5
Other management-identified adjustments (2)	0.8	1.2	0.6
Adjusted EBITDA	$631.7	$1,000.5	$4,007.8
Adjusted EBITDA margin	16.3%	17.6%	19.1%

(1) Costs associated with issuing and extinguishing long term debt in 2021 and 2022. (2) Primarily relates to severance, gain on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2023	2022
Net sales	$3,883.3	$5,681.1
Cost of sales	2,511.9	3,848.7
Gross margin	1,371.4	1,832.4
Gross margin %	35.3%	32.3%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	19.1%	14.7%
Adjusted EBITDA	631.7	1,000.5
Adjusted EBITDA margin %	16.3%	17.6%
Depreciation expense	(52.0)	(46.2)
Interest expense, net of debt issuance cost and refinancing	(42.1)	(41.3)
Income tax expense	(115.5)	(202.2)
Other adjustments	(11.8)	(10.0)
Adjusted net income	$410.3	$700.8
Basic adjusted net income per share:	$2.99	$3.96
Diluted adjusted net income per share:	$2.96	$3.90
Weighted average common shares
Basic	137.1	177.1
Diluted	138.4	179.5

(1) Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended
	March 31, 2023
(in millions)	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0
2032 Unsecured notes @ 6.375%	11.2	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0
2027 Secured notes @ 6.75%	-	-
Revolving credit facility @ 7.80% weighted average interest rate	4.2	481.0
Amortization of debt issuance costs, discount and premium	1.2	-
Finance leases and other finance obligations	4.8	198.3
Debt issuance and refinancing cost	-	-
Cash	-	(144.4)
Total	$42.1	$3,084.9

Three Months Ended
(in millions)	March 31, 2023
Free Cash Flow
Operating activities	$654.4
Less: Capital expenditures, net of proceeds	(99.9)
Free cash flow	$554.5

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended March 31,
	2023		2022
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,114.8	28.7%	$1,366.1	24.0%	-18.4%
Windows, doors & millwork	1,058.0	27.2%	1,025.8	18.1%	3.1%
Value-added products	2,172.8	55.9%	2,391.9	42.1%	-9.2%

Specialty building products & services	838.4	21.6%	952.7	16.8%	-12.0%
Lumber & lumber sheet goods	872.1	22.5%	2,336.5	41.1%	-62.7%
Total net sales	$3,883.3	100.0%	$5,681.1	100.0%	-31.6%